EXHIBIT 99(a)(1)(K)
FORM OF COMMUNICATION TO ELIGIBLE OPTION HOLDERS
CONFIRMING OPTION EXCHANGE ELECTION

TO:	[Employee]
FROM:	optionexchange@greendotcorp.com
SUBJECT:	CONFIRMATION OF OPTION EXCHANGE ELECTION
DATE/TIME:	[Date Sent] [Time Sent]
Dear [Employee]:
Our records indicate that you have made the following elections to exchange eligible options pursuant to the Green Dot Corporation Option Exchange Program (the “Program”):

Eligible Options					New Options
Grant ID	Grant Date	Exercise Price	# of Shares Subject to Eligible Option	Exchange Ratio	# of Shares Subject to New Option	Election
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
If the above does not reflect your intent, you must log back in to the Program website to withdraw or change your election no later than the exchange offer deadline: 11:59 p.m., Pacific Time, on May 7, 2013, unless we extend the deadline. In addition, if you change your mind regarding your election, you must log on to the Program website (or follow another permitted method under the Offer to Exchange) by the deadline to withdraw or change your existing election.
To access the Program website, go to the following link: https://greendot.equitybenefits.com.
If you have any questions, please send an email to optionexchange@greendotcorp.com.
Please save a copy of this email for your records.